©2020 U. S. Steel. All Rights Reserved www.ussteel.com NEWS RELEASE CONTACTS: John O. Ambler Vice President Corporate Communications T – (412) 477-1719 E – joambler@uss.com Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com FOR IMMEDIATE RELEASE U. S. STEEL CLOSES ON GREEN BONDS TO FINANCE LOW-EMISSION, LOW- CARBON ELECTRIC ARC FURNACE IN ALABAMA PITTSBURGH November 24, 2020 – United States Steel Corporation (NYSE: X) today announced the closing of $63.4 million of Environmental Improvement Revenue Bonds with a green bond designation. The company will use proceeds from the green bonds to partially fund work related to its new environmentally preferred, low-emission electric arc furnace at U. S. Steel’s Fairfield Works. “Our first green bond is an important step forward for U. S. Steel in our drive toward more sustainable practices,” said U. S. Steel President and Chief Executive Officer David B. Burritt. “This is doubly relevant for our new electric arc furnace, which recycles scrap steel as its primary feedstock and uses electricity for power. By partially funding the electric arc furnace, the green bond is helping advance our commitment to reduce greenhouse gas emissions intensity by 20 percent by 2030.” The green bonds issued through The Industrial Development Board of the City of Hoover, Alabama, have a coupon of 6.375% and carry a final maturity of 2050. In its agreement with the Alabama bond issuers, U. S. Steel will pay the semiannual interest and repay the principal upon maturity. -oOo- 2020- 041 Founded in 1901, the United States Steel Corporation is a Fortune 250 company and leading integrated steel producer. With extensive iron ore production and an annual raw steelmaking capability of 22 million net tons, U. S. Steel produces high value-added steel products for the automotive, infrastructure, appliance, container, and energy

©2020 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com industries. The company’s “best of both” integrated and mini-mill technology strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With renewed emphasis on innovation and customer focus, the company produces cutting-edge products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com. Source: United States Steel Corporation